                                                                   EXHIBIT 99.m1

                 MASTER DISTRIBUTION AND INDIVIDUAL SHAREHOLDER
                                 SERVICES PLAN
                                       OF
                       AMERICAN CENTURY GROWTH FUNDS, INC.

                                  ADVISOR CLASS

     WHEREAS, the above named corporation (the "Issuer") is an open-ended, management investment company registered under the Investment Company Act of
1940, as amended (the "1940 Act"); and

     WHEREAS, the common stock of the Issuer is currently divided into a number of separate series of shares, or funds, each corresponding to a distinct portfolio of securities; and

     WHEREAS, pursuant to Rule 18f-3 of the 1940 Act, the Issuer's Board of
Directors (the "Board") have established multiple classes of shares of the various funds of the Issuer, including a class of shares designated as Advisor
Class; and

     WHEREAS, the Board, in considering whether the Funds should adopt and implement this Advisor Class Plan, has evaluated such information as it deemed necessary to an informed determination whether this Advisor Class Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Funds for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Advisor Class Plan will benefit the Funds and their Advisor Class shareholders; and

     WHEREAS, the Board desires to authorize the funds identified in SCHEDULE A
(the "Funds") to bear expenses of individual shareholder services and distribution of certain of their shares by adopting this Master Distribution and
Individual Shareholder Services Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the Advisor Class shares of each of the Funds; and

     WHEREAS, AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM") is the
registered investment adviser to the Issuer; and

     WHEREAS, the Issuer has entered into a Distribution Agreement (the
"Distribution Agreement") with AMERICAN CENTURY INVESTMENT SERVICES, INC. (the
"Distributor") pursuant to which Distributor serves as distributor of the various classes of the Funds, including the Advisor Class.

     NOW, THEREFORE, the Issuer hereby adopts, on behalf of the Funds, this
Plan, in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

                                                                          page 1

SECTION 1. FEES

a.   FEE. For purposes of paying costs and expenses incurred in providing the distribution services and/or individual shareholder services set forth in
     SECTIONS 2 AND 3 below, the Funds shall pay the Distributor, a fee equal to
     25 basis points (0.25%) per annum of the average daily net assets of the shares of the Funds' Advisor Class of shares (the "Fee").

b.   APPLICABILITY TO ADDITIONAL AND FUTURE FUNDS. If the Issuer desires to establish additional funds in the future, and the applicability of the Plan with respect to such new funds is approved in the manner set forth in
     SECTION 4 of this Plan, as well as by the then-sole shareholder of the
     Advisor Class shares of such new funds (to the extent shareholder approval of new funds is required by then-current 1940 Act Rules), this Plan may be amended to provide that such new funds will become subject to this Plan and will pay the Fee set forth in SECTION 1(A) above, unless the Board specifies otherwise. After the adoption of this Plan by the Board with respect to the Advisor Class of shares of the existing or new funds, the term "Funds" under this Plan shall thereafter be deemed to include the new funds.

c.   CALCULATION AND ASSESSMENT. Fees under this Plan will be calculated and accrued daily by each Fund and paid monthly to the Distributor or at such other intervals as the Issuer and the Distributor may agree.

SECTION 2. DISTRIBUTION SERVICES

The amount set forth in SECTION 1(A) of this Plan may be paid for certain past and continuing services in connection with any activities undertaken or expenses incurred by the Distributor or its affiliates primarily intended to result in the sale of Advisor Class shares of the Funds, which services may include but are not limited to, (A) the payment of sales commissions, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell Advisor Class shares pursuant to selling agreements; (B) compensation to registered representatives or other employees of Distributor who engage in or support distribution of the Funds' Advisor Class shares; (C) compensation to, and expenses (including overhead and telephone expenses) of, Distributor; (D)
the printing of prospectuses, statements of additional information and reports for other than existing shareholders; (E) the preparation, printing and distribution of sales literature and advertising materials provided to the
Funds' shareholders and prospective shareholders; (F) receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports; (G)
the providing of facilities to answer questions from prospective investors about
Fund shares; (H) complying with federal and state securities laws pertaining to the sale of Fund shares; (I) assisting investors in completing application forms and selecting dividend and other account options; (J) the providing of other reasonable assistance in connection with the distribution of Fund shares; (K)
the organizing and conducting of sales seminars and payments in the form of transactional compensation or promotional incentives; (L) profit on the foregoing; and (M) such other distribution and services activities as the
Issuers determine may be paid for by the Issuer pursuant to the terms of this
Plan and in accordance with Rule 12b-1 of the 1940 Act.

                                                                          page 2

SECTION 3. INDIVIDUAL SHAREHOLDER SERVICES

a.   The Distributor may engage third parties to provide individual shareholder services to the shareholder of the Advisor Class shares ("Individual
     Shareholder Services"). The amount set forth in Section 1(a) of this Plan may be paid to the Distributor for expenses incurred by it as a result of these arrangements. Such Individual Shareholder Services and related expenses may include, but are not limited to, (A) individualized and customized investment advisory services, including the consideration of shareholder profiles and specific goals; (b) the creation of investment models and asset allocation models for use by the shareholder in selecting appropriate Funds; (c) proprietary research about investment choices and the market in general; (D) periodic rebalancing of shareholder accounts to ensure compliance with the selected asset allocation; (E) consolidation of shareholder accounts in one place; (F) the payment of "service fees,: as contemplated by the Rules of Fair Practice of the National Association of
     Securities Dealers, Inc. ("NASD"); and (G) other individual services.

b.   For purposes of the Plan, "service fees" shall mean payments in connection with the provision of personal, continuing services to investors in each
     Fund and/or the maintenance of shareholder accounts, EXCLUDING (i) transfer agent and subtransfer agent services for beneficial owners of a Fund's
     Advisor Class shares, (ii) aggregating and processing purchase and redemption orders, (iii) providing beneficial owners with account statements, processing dividend payments, (iv) providing subaccounting services for Advisor Class shares held beneficially, (v) forwarding shareholder communications to beneficial owners, and (vi) receiving, tabulating and transmitting proxies executed by beneficial owners;
     PROVIDED, HOWEVER, that if the NASD adopts a definition of
     "service fees" for purposes of Section 26(d) of the Rules of Fair Practice of the NASD (or any successor to such rule) that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of
     "service fees" in this Section shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of Distributor related to its service activities, including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

SECTION 4. EFFECTIVENESS

Upon receipt of approval by vote of both (a) the Board and (b) the members of the Board who are not interested persons of the Issuer (as defined in the 1940
Act) and have no direct or indirect financial interest in the operation of the
Plan or in any agreements related to the Plan (the "Independent Directors"), this Plan shall become effective as of August 31, 2004.

                                                                          page 3

SECTION 5. TERM

This Plan will continue in effect for one year from the date hereof, and will continue thereafter in full force and effect for successive periods of up to one year, provided that each such continuance is approved in the manner provided in
SECTION 4.

SECTION 6. REPORTING REQUIREMENTS

ACIM (or its designee) shall administer this Plan in accordance with Rule 12b-1 of the 1940 Act. ACIM will provide to the Board, and the Independent Directors will review and approve, in exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the Advisor
Class shares of each Fund by ACIM under this Plan and such other information as may be required by the 1940 Act and Rule 12b-1 thereunder.

SECTION 7. TERMINATION

This Plan may be terminated without penalty at any time with respect to the
Advisor Class shares of any Fund by vote of the Board, by votes of a majority of the Independent Directors, or by vote of a majority of the outstanding voting
Advisor Class shares of that Fund. Termination of the Plan with respect to the
Advisor Class shares of one Fund will not affect the continued effectiveness of this Plan with respect to the Advisor Class shares of any other Fund.

SECTION 8. AMENDMENTS TO THIS PLAN

This Plan may not be amended to increase materially the amount of compensation a
Fund is authorized to pay under SECTION 1 hereof unless such amendment is approved in the manner provided for initial approval in SECTION 4 hereof, and such amendment is further approved by a majority of the outstanding voting securities of the Advisor Class shares of the Fund. No other material amendment to the Plan will be made unless approved in the manner provided for approval and annual renewal in SECTION 5 hereof; PROVIDED, HOWEVER, that a new Fund may be added the Issuer upon approval by the Board by executing a new Schedule A to this Plan.

SECTION 9. RECORDKEEPING

The Issuers will preserve copies of this Plan (including any amendments thereto)
and any related agreements and all reports made pursuant to SECTION 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

                                                                          page 4

SECTION 10. INDEPENDENT DIRECTORS

So long as the Plan remains in effect, the selection and nomination of persons to serve as Independent Directors on the Board shall be committed to the discretion of the Independent Directors or the Board then in office.
Notwithstanding the above, nothing herein shall prevent the participation of other persons in the selection and nomination process so long as a final decision on any such selection or nomination is within the discretion of, and approved by, the Independent Directors so responsible.

     IN WITNESS WHEREOF, the Issuer has adopted this Plan as of May 15, 2006.

                                  AMERICAN CENTURY GROWTH FUNDS, INC.

                                   By: /s/ Charles A. Etherington
                                      ------------------------------------------
                                      Name:  Charles A. Etherington
                                      Title: Vice President

                                                                          page 5

                                   SCHEDULE A

                      SERIES OFFERING ADVISOR CLASS SHARES

            SERIES                                      DATE PLAN EFFECTIVE
            ------                                      -------------------
AMERICAN CENTURY GROWTH FUNDS, INC.
>>    Legacy Focused Large Cap Fund                     May 15, 2006
>>    Legacy Large Cap Fund                             May 15, 2006
>>    Legacy Multi Cap Fund                             May 15, 2006

                                      A-1